SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to Section 240.14a-12

Hancock Fabrics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT OF HANCOCK FABRICS, INC.
VOTING
REVOCABILITY OF PROXIES
SOLICITATION
ITEM 1 -- ELECTION OF DIRECTORS
AUDIT COMMITTEE REPORT
BOARD COMPENSATION COMMITTEE REPORT
COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
SUMMARY COMPENSATION TABLE
STOCK PRICE PERFORMANCE GRAPH
SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING
COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT
OTHER MATTERS

[Hancock Fabrics Logo]

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

June 13, 2002

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Hancock Fabrics, Inc. will be held at the Stennis Center, 3400 West Main Street, Tupelo, Mississippi (adjacent to the Company’s headquarters) on Thursday, June 13, 2002, at 10:00 a.m. CDT, or as soon thereafter as a quorum shall be present, for the following purposes:

1.	To elect two directors;
2.	To consider and vote upon such other matters as may properly come before the meeting or any adjournment thereof.

      Only shareholders of record on the books of the Company at the close of business on April 15, 2002, will be entitled to vote at the meeting.

      Shareholders are cordially invited to attend the meeting.

      PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

Dated: April 25, 2002

By order of the Board of Directors,

Ellen J. Kennedy
Secretary

PROXY STATEMENT

OF

HANCOCK FABRICS, INC.

      This Proxy Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders of Hancock Fabrics, Inc. and at any adjournment thereof. The meeting will be held on June 13, 2002, at 10:00 a.m. CDT at the Stennis Center, 3400 West Main Street, Tupelo, Mississippi (adjacent to the Company’s headquarters) for the purposes set forth in the preceding Notice of the Meeting dated April 25, 2002. This solicitation is made by the Company.

      Only shareholders of record at the close of business on April 15, 2002, will be entitled to vote at the meeting. On that date, the outstanding stock of the Company consisted of 18,840,855 shares of common stock.

      The mailing address of the principal executive offices of the Company is P.O. Box 2400, Tupelo, Mississippi 38803-2400. The approximate date on which this Proxy Statement, the accompanying form of proxy and the 2001 Annual Report are first sent to shareholders is April 25, 2002.

VOTING

      Each shareholder is entitled to one vote per share respecting each Board seat to be filled and on each other matter voted on at the meeting. A proxy, when executed and not revoked, will be voted in accordance with the specifications it contains. Unless the accompanying form of proxy contains instructions to the contrary, it will be voted for the election of the nominees named below to serve until 2005 (see “ELECTION OF DIRECTORS”) and in the discretion of the proxyholders upon such other matters as may properly come before the meeting.

      The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of common stock issued and outstanding on the record date. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions and broker non-votes are not counted for purposes of determining whether a proposal has been approved.

REVOCABILITY OF PROXIES

      A shareholder who executes a proxy may revoke it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, at or before the meeting, a written notice of revocation relating to the proxy, (ii) duly executing a subsequent proxy bearing a later date relating to the same shares and delivering it to the Secretary at or before the meeting, or (iii) voting in person at the meeting. Any written notice revoking a proxy should be sent to Hancock Fabrics, Inc., P.O. Box 2400, Tupelo, Mississippi 38803-2400, Attention: Secretary.

SOLICITATION

      The Company will bear the cost of soliciting these proxies. Brokers, nominees, fiduciaries and other custodians will be reimbursed for their reasonable expenses incurred in sending proxy material to principals and obtaining their instructions. The Company’s transfer agent will assist the Company in its communications. In addition, directors, officers and employees may solicit proxies in person, by telephone or in writing.

      The following table provides information about the persons known to the Company to be the beneficial owners of more than 5% of any class of the Company’s securities:

	Name and Address of	Number of Shares	Percent of
Title of Class	Beneficial Owner(1)	Beneficially Owned(1)	Class(2)

Common Stock	T. Rowe Price Associates, Inc.(3) 100 E. Pratt Street Baltimore, MD 21202	1,904,800	10.110%

Common Stock	Dimensional Fund Advisors, Inc. 1299 Ocean Avenue 11th Floor Santa Monica, CA 90401	1,258,800	6.681%

(1)	Information concerning beneficial ownership and the number of shares beneficially owned is based on reports filed by the shareholders with the Securities and Exchange Commission.
(2)	As of April 15, 2002.
(3)	These securities are owned by various individual and institutional investors including T. Rowe Price Small-Cap Value Fund, Inc. (which owns 1,500,000 shares, representing 7.961% of the shares outstanding), which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

      The following table provides information, as of April 15, 2002, about the beneficial ownership of the Company’s common stock by each of the Company’s directors, named executive officers and all directors and executive officers as a group:

	Amount and Nature
	of Beneficial		Percent of
Name of Beneficial Owner	Ownership		Class

Larry G. Kirk	480,493	(1)	2.515%

Jack W. Busby, Jr.	295,134	(1)	1.553%

James A. Austin	76,100	(1)(2)	.404%

Bruce D. Smith	119,001	(1)	.630%

Donna L. Weaver	89,421	(1)	.475%

Don L. Frugé	30,090	(1)	.160%

Roger T. Knox	13,447	(1)	.071%

All Directors and Executive Officers as a Group	1,103,686	(1)	5.707%

(1)	Includes 266,100, 165,800, 7,500, 51,500, 2,500, 2,500 and 2,500 shares which the listed individuals, respectively, have the right to acquire beneficial ownership on or before June 14, 2002 upon the exercise of stock options.
(2)	Includes 3,300 shares owned by Mr. Austin’s wife, of which Mr. Austin disclaims beneficial ownership.

ITEM 1 — ELECTION OF DIRECTORS

      The By-Laws of the Company provide that the number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors the Company would have if there were no vacancies (the “Whole Board”). The Whole Board has fixed that number at five. The directors have been classified, with respect to the time for which they severally hold office, into two classes of two each and one class of one. Two nominees will be elected to hold office until the annual meeting of shareholders in 2005 or until election and qualification of a successor. The shares represented by proxies will be voted for the election of the nominees named below, but if a nominee should be unable to serve, those shares will be voted for such replacement as the Board may designate. The Company has no reason to expect that either of the nominees will be unable to serve.

      The following table provides information about each nominee and each continuing director, including the business experience of each during at least the past five years:

Name		Director
(Age)	Principal Occupation and Business Experience	Since

Nominees to Serve Until 2005

Jack W. Busby, Jr. (59)	President and Chief Operating Officer. Formerly Executive Vice President	1997

Donna L. Weaver (58)	Retired. Formerly Chairman of Weaver, Field & London Investor Relations and Corporate Communications, San Francisco, California. Director of Medinex Systems, Inc., Post Falls, Idaho	1987

Directors to Serve Until 2003

Don L. Frugé (56)	Chief Executive Officer and President, University of Mississippi Foundation, and Professor Emeritus of Law, University of Mississippi, University, Mississippi. Formerly Vice Chancellor for University Affairs, University of Mississippi, University, Mississippi	1987

Larry G. Kirk (55)	Chairman and Chief Executive Officer. Formerly President and Chief Financial Officer. Director of BancorpSouth Bank, Tupelo, Mississippi	1990

Director to Serve Until 2004

Roger T. Knox (64)	Chief Executive Officer and President, Memphis Zoo, Memphis Tennessee. Director of Fred’s Inc. (retailer), Memphis, Tennessee. Formerly Chairman and Chief Executive Officer, Goldsmith’s (retailer), a division of Federated Department Stores, Inc., Memphis, Tennessee	1999

      The Audit Committee of the Board of Directors, which met four times during the Company’s latest fiscal year, is charged with recommending the engaging of the Company’s independent accountants, reviewing their reports, authorizing their services and fees, reviewing their independence, reviewing the Company’s procedures for internal auditing and the adequacy of its system of internal accounting controls, and reporting to the Board with respect thereto. The Audit Committee is composed of Don L. Frugé (Chair), Roger T. Knox and Donna L. Weaver, all of whom are independent directors.

      The Management Review and Compensation Committee of the Board of Directors, which met four times during the Company’s latest fiscal year, is charged with determining the base salaries of all executive officers of the Company, administering the Company’s retirement plans, 2001 Stock Incentive Plan, 1995 Restricted Stock Plan, Extra Compensation Plan, Officer Incentive Compensation Plan and the 1997 Bonus Plan for Store Management, and making recommendations to the Board respecting policies of the Board dealing with such Plans. The Management Review and Compensation Committee is composed of Donna L. Weaver (Chair), Don L. Frugé and Roger T. Knox.

      The Nominating Committee of the Board of Directors, which met one time during the Company’s latest fiscal year, is charged with making recommendations to the Board concerning the number of members, qualifications for membership, directing any search for candidates and administering the retirement policy for the Board. The Nominating Committee is composed of Roger T. Knox (Chair), Don L. Frugé and Donna L. Weaver.

      When the Board is not in session, the Executive Committee of the Board may exercise the powers vested in the Board (except certain enumerated major powers such as the power to declare dividends, amend the By-Laws and fill vacancies on the Board and certain powers reserved to the Board under Delaware law). In practice, the function of the Executive Committee is to act on matters arising between Board meetings that have special time value but do not appear to warrant a special Board meeting. The Executive Committee is composed of Larry G. Kirk (Chair), Jack W. Busby, Jr. and Don L. Frugé. The Executive Committee did not meet during the Company’s latest fiscal year.

      The Board met seven times during the Company’s latest fiscal year. All of the directors attended at least 75% of the meetings of the Board and of all committees on which he or she served.

AUDIT COMMITTEE REPORT

      In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During the current year, the Committee chairman, as representative of the Committee, met four times with the Chief Financial Officer and independent auditors to review interim financial information prior to public release.

      In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Statement No. 1, Independence Discussions with Audit Committees, discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Committee also discussed with management and the independent auditors the quality and adequacy of the Company’s system of internal controls.

      The Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standard No. 61, as amended, Communication with Audit Committees and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements.

      The Committee reviewed the audited financial statements of the Company as of and for the year ended February 3, 2002, with management and the independent auditors. Management has the responsibility for the preparation of the Company’s financial statements and the independent auditors have the responsibility for the examination of those statements.

      Based on the above-mentioned review and discussions with management and the independent auditors, the Committee recommended to the Board that the audited financial statements be included in its Annual Report on Form 10-K for the year ended February 3, 2002, for filing with the Securities and Exchange Commission. The Committee also recommended the reappointment of PricewaterhouseCoopers LLP as the independent auditors and the Board approved the recommendation.

Audit Committee

Don L. Frugé, Chair
Roger T. Knox
Donna L. Weaver

Principal Accounting Firm Fees

      The following table sets forth the aggregate fees billed for the fiscal year ended February 3, 2002 by the Company’s principal accounting firm, PricewaterhouseCoopers LLP:

Audit Fees for consolidated financial statements and quarterly reviews	$181,000
Audit Fees for Retirement Plans	15,000
Information Technology Consulting Fees	0
Tax Compliance and Services	65,000
All Other Fees	26,000

$287,000

BOARD COMPENSATION COMMITTEE REPORT

      The Management Review and Compensation Committee of the Board of Directors (the “Committee”) is composed of three independent directors. The Committee considers the performance of the executive officers, determines their salaries, administers the cash incentive compensation plans and is responsible for granting stock options and awarding restricted stock under the provisions of the respective plans.

Compensation Policies

      The goals of the Company’s compensation program are to align compensation with business performance and the interest of shareholders, and to enable the Company to attract, motivate and retain management that can contribute to the Company’s long-term success. Therefore, the executive compensation program includes base salary, annual cash incentive bonus (the Extra Compensation Plan and the Officer Incentive Compensation Plan) and long-term incentives in the form of stock options and restricted stock. The Chief Executive Officer’s compensation is determined in the same manner as that of the other corporate officers.

Section 162(m) of the Internal Revenue Code — Deductibility Limitation

      Section 162(m) of the Internal Revenue Code of 1986 imposes a limit, with certain exceptions, on the amount that a publicly held corporation may deduct for federal income tax purposes in any year for the compensation paid or accrued with respect to its executive officers. It is the Committee’s policy to seek to preserve the tax deductibility of all executive compensation under Section 162(m) to the extent consistent with the overall objectives of the executive compensation program in attracting, motivating and retaining its executives. However, the Committee recognizes that as a result of the recent appreciation in the Company’s stock price, executive compensation amounts in the current fiscal year could exceed this limitation due to stock option exercises and the vesting of restricted shares.

Base Salary

      The Committee annually reviews the base salaries of the Chief Executive Officer and the other executive officers and members of corporate management. When reviewing base salary and possible adjustments to base salary, the Committee subjectively considers individual performance, Company performance (which is not defined as any specific financial measure or measures), the expected impact of long-term decisions, employee retention, changes in level of responsibility and economic conditions in the retail fabric industry. In determining the adjustments made in 2001 to the base salaries of the executive officers, including the Chief Executive Officer, the Committee considered all of the above criteria.

Incentive Compensation

      The Committee believes that executive compensation should be linked to business performance. In order to link annual cash compensation to Company performance, the Committee allocates funds to bonus programs based on the Company’s operating earnings before interest and taxes. The total of bonuses paid under the Extra Compensation Plan to eligible participants will increase or decrease each year based on the percentage increase or decrease in the Company’s operating earnings compared to the prior year. However, if operating earnings increase 10% or more, officer participation in the Extra Compensation Plan is capped. At this point, the Officer Incentive Compensation Plan begins to provide for bonuses based on a percentage of an officer’s base salary in relation to a predetermined level of improvement in operating earnings over the prior year. Operating earnings improved by twenty-two percent (22%) in 2001, therefore bonuses for each of the executive officers were determined as provided in the Officer Incentive Compensation Plan, except for

Mr. Austin who was hired during 2001. His extra compensation for the partial year was determined by the Committee at the time of his employment, conditional upon his remaining employed through the date of payment.

      The aggregate of the bonus payments to the executive officers for fiscal year 2001, including the Chief Executive Officer (whose compensation is discussed below) and including the addition of Mr. Austin, decreased from fiscal year 2000. This decrease resulted because operating earnings improved by a lesser percentage (22%) than the prior year (58%).

Long-term Incentives

      To more closely align the interest of the Company’s shareholders and the executive officers, and to focus management’s attention on long-term strategic objectives which will enhance shareholder value, the Committee grants stock options and awards restricted stock. All grants and awards contain vesting provisions of one to five years to encourage continued employment with the Company and continued attention to long-term objectives and share appreciation. The exercise price for the stock options granted is equal to the fair market value of the underlying stock on the date of grant. Therefore, the ultimate value of these equity incentives to the executive officers and other recipients is directly related to the market value of the common stock and to the common stock dividend yield. The Committee has established a policy which generally grants stock options and awards restricted stock annually to the executive officers in amounts based on the recipient’s level of responsibility.

      Based on these Committee guidelines, the Chief Executive Officer and other executive officers received stock option grants and restricted stock awards, as detailed in the summary compensation table (see the SUMMARY COMPENSATION TABLE).

Company Performance and Compensation of the Chief Executive Officer

      The Chief Executive Officer’s base salary, incentive compensation and long-term incentives in the form of stock options and restricted stock were determined in a manner consistent with the compensation of the other executive officers and members of corporate management. The Chief Executive Officer’s bonus for fiscal year 2001, determined as provided by the Extra Compensation Plan and Officer Incentive Compensation Plan, was $135,135. During the latest fiscal year, Mr. Kirk was granted options for 30,000 shares. Mr. Kirk was also awarded 17,400 shares of restricted stock.

Management Review and
Compensation Committee

Donna L. Weaver, Chair
Don L. Frugé
Roger T. Knox

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary of Cash and Certain Other Compensation

      The following table provides certain summary information concerning compensation paid or accrued by the Company and its subsidiaries, to or on behalf of the Company’s Chief Executive Officer and each of the Company’s other executive officers (determined as of the end of the latest fiscal year) for the fiscal years ended February 3, 2002, January 28, 2001 and January 30, 2000:

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long-term Compensation

				Restricted	Securities
				Stock	Underlying
		Salary	Bonus(1)	Awards(2)	Options/SARs
Name and Principal Position	Year	($)	($)	($)	(#)

Larry G. Kirk	2001	276,346	135,135	135,285	30,000
Chairman of the Board and	2000	263,654	194,140	-0-	30,000
Chief Executive Officer	1999	253,807	41,491	445,420	30,000

Jack W. Busby, Jr.	2001	219,038	104,926	105,740	20,000
President and	2000	205,807	150,280	-0-	20,000
Chief Operating Officer	1999	197,960	31,118	338,574	20,000

James A. Austin(3)	2001	107,692	50,000	486,183	30,000
Executive Vice President

Bruce D. Smith	2001	156,346	58,013	74,640	10,000
Senior Vice President,	2000	144,519	84,255	-0-	10,000
Chief Financial Officer and Treasurer	1999	137,327	16,596	231,035	6,000

(1)	For the fiscal years 2001 and 2000, bonus amounts were computed under the Officer Incentive Compensation Plan which provides for a percentage of the named executive officer’s base salary to be paid as a bonus if the Company’s operating earnings reach a predetermined level of improvement over the prior year, except for Mr. Austin. Mr. Austin’s bonus amount for 2001 was determined by the Management Review and Compensation Committee at the time of his employment.

For all years presented, bonuses were computed under the Extra Compensation Plan, which awards bonuses to participants based on an allocation of the Company’s operating earnings. The bonus payments made to each of the named executive officers for those years have been adjusted year over year in proportion to the change in earnings before interest and taxes.

(2)	Restricted stock awards generally vest five years from the date of award. With respect to Mr. Austin, 50,000 shares awarded during 2001, with a value of $375,000 at the time of award, will vest 20% upon each anniversary of the award date. Due to the lack of available shares in the 1995 Restricted Stock Plan an award was not made to the named executive officers in 2000. Prior to vesting, restricted shares are not negotiable or otherwise transferable and are subject to forfeiture if employment terminates. Dividends are paid on shares subject to restrictions. See “Employment Contracts and Termination of Employment and Change of Control Arrangements” for a description of circumstances under which the vesting schedule may be accelerated.

The amounts shown represent the market value of the restricted shares on the date of award. As of the end of the latest fiscal year (specifically, February 1, 2002, the last trading day prior to fiscal year end), the executive officers held the following number of restricted shares, with the following market values: Mr. Kirk, 110,200 shares, $1,625,450; Mr. Busby, 81,600 shares, $1,203,600; Mr. Austin, 64,300 shares, $948,425 and Mr. Smith, 54,100 shares, $797,975.

(3)	Mr. Austin joined the Company June 14, 2001, and information in the table and throughout this statement is included for only that portion of the year commencing on that date.

Stock Options

      The following table contains information about the grant of stock options during the Company’s latest fiscal year to the executive officers:

OPTION/ SAR GRANTS IN LAST FISCAL YEAR

					Potential realizable
					value at assumed annual
					rates of stock
					price appreciation
					for the option term
Individual Grants(1)					(10 years)

					5%		10%

		% of total
	# of	options
	Securities	granted
	Underlying	to
	Options/SARs	employees	Exercise or
	granted(2)	in fiscal	base price		Stock price		Stock price
Name	(#)	year	(per share)	Expiration date	(per share)(3)	Gain(4)	(per share)(3)	Gain(4)

Larry G. Kirk	30,000	6.15	$7.50	June 14, 2011	$12.22	$141,501	$19.45	$358,592

Jack W. Busby, Jr.	20,000	4.10	7.50	June 14, 2011	12.22	94,334	19.45	239,061

James A. Austin	30,000	6.15	7.50	June 14, 2011	12.22	141,501	19.45	358,592

Bruce D. Smith	10,000	2.05	7.50	June 14, 2011	12.22	47,167	19.45	119,531

(1)	All options shown here were granted under the Company’s 1996 Stock Option Plan.

(2)	All options shown here as granted to Mr. Kirk, Mr. Busby, Mr. Austin and Mr. Smith were granted on June 14, 2001 (the “Grant Date”), and become exercisable as to 25% of the shares subject to the options one year and one day following the Grant Date and as to the remaining shares 25% upon each subsequent anniversary of the Grant Date. See “Employment Contracts and Termination of Employment and Change of Control Arrangements” for a description of circumstances under which the vesting schedule may be accelerated. The Company does not grant SARs.

(3)	The stock price (per share) is computed based on 10 years of appreciation in the option exercise price, $7.50, at a 5% annual rate ($12.22) and a 10% annual rate ($19.45), as prescribed by the Securities and Exchange Commission rules.

(4)	No gain to the optionee is possible without an increase in the stock price, which will benefit all shareholders.

Option Exercises and Holdings

      The following table provides information, with respect to the executive officers, concerning the exercise of options during the latest fiscal year and unexercised options held as of the end of the latest fiscal year:

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION/SAR VALUES

			Number of Securities

		Value realized	Underlying Unexercised		Value of unexercised in-the-money
		(Market price at	Options at fiscal year-end		options at fiscal year-end
	Shares acquired	exercise less	(#)		($)
	on exercise	exercise price)
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Larry G. Kirk	0	0	258,600	45,000	$1,261,975	$375,000

Jack W. Busby, Jr.	0	0	210,800	30,000	1,105,300	250,000

James A. Austin	0	0	0	30,000	0	217,500

Bruce D. Smith	0	0	49,000	15,000	250,875	125,000

Pension Plans

      The Company maintains a noncontributory retirement program under which retirement benefits are provided by a qualified defined benefit pension plan supplemented by a nonqualified unfunded plan affording certain benefits that cannot be provided by the qualified plan. In this description, the qualified and nonqualified plans are treated as one “Plan.” Each of the continuing named executive officers participates in the Plan, except Mr. Austin, who will become eligible to participate on July 1, 2002.

      For each year of credited service, a Plan participant accrues a retirement benefit calculated under a formula based on covered compensation for that year. Covered compensation is defined in the Plan documents. It includes, generally, all wages, salary and bonus actually received, plus contributions that the participant elects to be made on his or her behalf pursuant to a “cafeteria plan” (under Internal Revenue Code section 125) or to a “qualified cash or deferred arrangement” (under Internal Revenue Code section 401(k)).

      Under the Plan formula applicable to the executive officers, the annual retirement benefit payable at normal retirement age (age 65) as a straight life annuity is the sum of: (1) for years of credited service through 1992, 1% of average annual compensation during the five years ending December 31, 1992, multiplied by years of credited service through 1992, plus 0.33% of such average annual compensation in excess of $50,640 multiplied by years of credited service through 1992 up to a maximum of 30 years, and (2) for each year of credited service following 1992, 1% of annual compensation for that year, plus (for years of credited service up to a maximum of 30 years) 0.33% of such annual compensation in excess of the Social Security maximum wage base for that year.

      If Mr. Kirk, Mr. Busby and Mr. Smith continue in their present positions, the estimated annual retirement benefit payable to them under the Plan upon the normal retirement age of 65 in the form of a straight life annuity would be $107,741, $92,976 and $72,475, respectively. These estimates are computed using, for all future years of credited service, the compensation levels in effect for calendar year 2001 (the most recent Plan year) and the Social Security maximum wage base in effect for calendar year 2002.

Employment Contracts and Termination of Employment and Change of Control Arrangements

      The Company has entered into deferred compensation agreements (the “Deferred Agreements”) with each of the continuing executive officers to ensure that their services remain available to the Company and that they are not attracted by other employers seeking their services. Under the Deferred Agreement with Mr. Kirk (the “Kirk Deferred Agreement”), the right to payment is conditioned on Mr. Kirk’s full-time employment until age 55 or earlier death, his availability as a consultant to the Company and his not engaging in activities competitive with the business of the Company. Provided such conditions are satisfied, payments of $50,000 a year for 15 years will begin upon cessation of his employment. Upon his death, the payments may be made to a designated beneficiary. If neither a change of control of the Company has occurred nor Mr. Kirk’s right to payments under the Kirk Deferred Agreement has vested, Mr. Kirk may elect that, upon such occurrence and vesting, he (or, in certain cases, his designated beneficiary) will receive in a cash lump sum the present value of all payments that would become payable, regardless of the fact that the Kirk Deferred Agreement provides for payment at some later date or requires some future performance. If a change of control of the Company occurs and the right to payments under the Kirk Deferred Agreement either is or becomes vested, as explained below (and if Mr. Kirk has not elected to receive a lump sum payment as described in the preceding sentence), the Company is required to establish an irrevocable letter of credit in an amount equal to the largest sum of all payments to be paid under the Kirk Deferred Agreement, to serve as security for those payments. Unless the letter of credit is established and renewed on a timely basis, Mr. Kirk (or, in certain cases, his designated beneficiary) will then receive in a cash lump sum the total of those payments, regardless of the fact that the Kirk Deferred Agreement provides for payment at some later date or requires some future performance. The Deferred Agreements with Mr. Busby, Mr. Austin and Mr. Smith are substantially similar to the Kirk Deferred Agreement except that (i) employment for Mr. Busby, Mr. Austin and Mr. Smith is required until age 60 and (ii) the annual payments for the 15-year period are $40,000 for Mr. Busby, $30,000 for Mr. Austin and $25,000 for Mr. Smith.

      The Company has entered into contingent severance arrangements with each of the continuing executive officers (collectively the “Severance Agreements”). Each Severance Agreement is effective until May 4, 2005 and provides that, if during the three years following a change of control of the Company (as defined in the Severance Agreement), the employment of the individual is terminated by the employer other than for cause, disability or death or the individual terminates employment for good reason (as defined in the Severance Agreement), the individual will receive a lump sum payment equal to the sum of (i) the individual’s annual base salary through the termination date (to the extent not yet paid) and (ii) two times (except that the Severance Agreements with Mr. Austin and Mr. Smith provide that the multiplier is one rather than two) the sum of (a) the individual’s annual base salary at the rate in effect when employment was terminated or, if higher, at the highest rate in effect within 90 days preceding the change of control and (b) the highest bonus paid or payable to the individual within the five years preceding the change of control. The individual is also entitled to a continuation of health and insurance benefits for two years and to certain supplemental retirement benefits in respect of that continuation period (except that the Severance Agreements with Mr. Austin and Mr. Smith provide a continuation period of one rather than two years). The Severance Agreements further provide, in the event that the individual is entitled to payment thereunder, that he will be deemed to have satisfied the service requirement under his Deferred Agreement. The Severance Agreements with Mr. Kirk and Mr. Busby also provide that if the individual remains in the employ of the Company for the 12-month period following the change of control and voluntarily terminates employment for any reason (other than for good reason, in which case the formula set out above will be applicable) during the 30-day period following that 12-month period, he will receive a lump sum payment equal to the sum of (i) his annual base salary through the termination date (to the extent not yet paid) and (ii) the sum of (a) his annual base salary at the rate in effect when employment was terminated or, if higher, at the highest rate in effect within 90 days preceding the change of control and (b) the highest bonus paid or payable to him within the five years preceding the change of control; and he will be entitled to a continuation of health and insurance benefits for one year and to certain supplemental retirement benefits in respect of that continuation period. The Severance Agreements also provide that if any tax under Section 4999 of the Internal Revenue Code of 1986, as amended, or any comparable provision (a “Penalty Tax”) is imposed on any payment made or benefit provided to the individual, then the amount of such payment or benefit will be increased to the extent necessary to compensate the individual fully for the imposition of such Penalty Tax.

      The Company has entered into Agreements to Secure Certain Contingent Payments with each of the continuing executive officers (the “Contingent Agreements”). Upon a change of control of the Company, the Contingent Agreements require the Company to establish an irrevocable letter of credit in favor of such individuals securing certain benefits payable under the Severance Agreements and any lump sum payment elected under the Deferred Agreements. The amount of the letters of credit will be calculated initially and recalculated quarterly by an independent accounting firm. Failure to establish and renew the letters of credit prior to expiration will cause the amounts intended to be secured by the letters of credit to become immediately payable to the individuals.

      With respect to the Company’s 1987 and 1996 Stock Option Plans, upon a change of control of the Company (as defined in the plans), options become fully exercisable and, with certain exceptions, remain exercisable by the optionee, including each of the executive officers, for a period of 90 days following termination of the optionee’s employment if such termination occurs within one year of the change of control. Under the 2001 Stock Incentive Plan change in control provisions (as defined in the plan), the outstanding options become fully vested and may be cashed out at the highest market price occurring during a 60 day period prior to the date of the change of control. See footnotes to the SUMMARY COMPENSATION TABLE and the table OPTION/ SAR GRANTS IN LAST FISCAL YEAR.

      With respect to the Company’s 1995 Restricted Stock Plan, restrictions on stock awarded under the plan, including stock awarded to executive officers, lapse upon the occurrence of certain events related to a change of control of the Company (as defined in the plan) and the stock is not thereafter forfeitable. Under the 2001 Stock Incentive Plan change in control provisions (as defined in the plan), all restricted shares held upon the occurrence of a change in control become fully vested and may be cashed out at the highest market price occurring during a 60 day period prior to the date of the change of control. See footnotes to the SUMMARY COMPENSATION TABLE.

      With respect to the Company’s noncontributory retirement program, under certain circumstances related to a change of control of the Company (as defined in the program documents), part of the benefit to a participant will be paid in a lump sum. See “Pension Plans.”

Compensation of Directors

      Each nonemployee director receives quarterly fees of $12,000 with no additional fees for meetings attended or chaired. Directors who are employees of the Company receive no fees.

      Under the Stock Compensation Plan for Non-Employee Directors, which was adopted by the Board of Directors on September 6, 2000, each eligible director may elect to receive all or part of the quarterly fee in the form of shares of common stock based on the market value on the date fees are payable. If the eligible director elects to receive 100% of the fee in common stock, the fee is increased by 25% before the number of shares are determined. Since the Plan’s adoption, each of the eligible directors has elected to receive all or a portion of the quarterly fee in stock.

      As provided in the 2001 Stock Incentive Plan, each incumbent nonemployee director was granted a stock option to purchase 10,000 shares, as of June 14, 2001 (the “Grant Date”), at the fair market value of the stock on that date. The options become exercisable as to 25% of the shares awarded upon each anniversary of the Grant Date.

STOCK PRICE PERFORMANCE GRAPH

      The following graph sets forth the Company’s cumulative total shareholder return (assuming reinvestment of dividends) as compared to the Russell 2000 and to a peer group consisting of Jo-Ann Stores, Inc. (“JAS.A”) and Rag Shops, Inc. (“RAGS”). The graph assumes $100 invested on February 3, 1997.

      Note: The historical stock price performance shown on the graph below is not necessarily indicative of future price performance.

(Performance Graph)

February 3,	Hancock Fabrics	Peer Group	Russell 2000

1997	100	100	100
1998	125	150	116
1999	66	96	115
2000	27	67	134
2001	37	40	132
2002	136	75	128

SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

      If a shareholder desires to present a proposal at next year’s annual meeting of shareholders and to have that proposal included in the proxy statement and proxy for that meeting, that proposal must be received by the Company at its principal executive offices by December 27, 2002.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

      Based solely upon review of Forms 3, 4 and 5 and any amendments thereto furnished to the Company with respect to its most recent fiscal year, and written representations from reporting persons, the Company believes that during its latest fiscal year, all filing requirements applicable to its directors and executive officers were met.

OTHER MATTERS

      The Board of Directors has selected PricewaterhouseCoopers LLP as the independent accountants of the Company for the current fiscal year. At the Annual Meeting of Shareholders, representatives of PricewaterhouseCoopers LLP will be present, may make statements if they desire to do so and will be available to respond to appropriate questions.

      The Board is not aware that any matters not specified above will be presented at the meeting. If other business should properly come before the meeting, the persons named in the proxy will vote thereon in their discretion to the extent that authority to do so is granted in the proxy.

      PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

By order of the Board of Directors,

Ellen J. Kennedy
Secretary

HANCOCK FABRICS, INC.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS — JUNE 13, 2002

    The undersigned acknowledges receipt of the Notice and Proxy Statement dated April 25, 2002 and hereby appoints Larry D. Fair and Bruce D. Smith, with full power of substitution, the proxies of the undersigned to represent and vote the shares of the undersigned as indicated on this card at the Annual Meeting of Shareholders of Hancock Fabrics, Inc. to be held on Thursday, June 13, 2002 at 10:00 a.m. CDT and at any adjournment thereof.

    This proxy is solicited by the Board of Directors. It will be voted in accordance with the specifications indicated.

    Unless otherwise indicated, this proxy will be voted FOR the election of both nominees listed, and discretionary authority under Item 2 will be deemed to have been GRANTED.

1.	Election of directors to serve until 2005. A vote FOR both nominees, Jack W. Busby, Jr. and Donna L. Weaver, is recommended by the Board of Directors.

☐	FOR NOMINEES	☐	WITHHOLD VOTE
(If you wish to withhold your vote from an individual nominee, write that nominee’s name in the following space: ------------------------------------------------------------------------------------------------------------------------)

2.	The proxies are authorized to vote, in their discretion, upon such other matters as may properly come before the meeting and any adjournment thereof. A vote to GRANT authority is recommended by the Board of Directors.

☐  AUTHORITY GRANTED                              ☐  AUTHORITY WITHHELD

Continued and to be signed on the reverse side.

    Unless otherwise indicated, this proxy will be voted FOR the election of both nominees listed, and discretionary authority under Item 2 will be deemed to have been GRANTED.

Signature(s) should correspond exactly with the name(s) in which your certificate is issued. Executors, conservators, trustees, etc., should so indicate when signing.

Date	, 2002
Please date and sign your proxy and return promptly in the accompanying envelope.